Exhibit 3

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

ASHFORD INC. and ASHFORD HOSPITALITY ADVISORS LLC

           Plaintiffs,

v.

SESSA CAPITAL (MASTER), L.P., SESSA CAPITAL GP, LLC,
SESSA CAPITAL IM, L.P., SESSA CAPITAL IM GP, LLC,
JOHN E. PETRY, PHILIP B. LIVINGSTON, LAWRENCE
A. CUNNINGHAM, DANIEL B. SILVERS and CHRIS D. WHEELER,

           Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 3:16-cv-1566-N ORAL ARGUMENT REQUESTED

REPLY IN SUPPORT OF DEFENDANTS’ MOTION TO DISMISS PLAINTIFFS’
FIRST AMENDED COMPLAINT PURSUANT TO FRCP 12(b)(6)

Defendants Sessa Capital (Master), L.P., Sessa Capital, GP, LLC, Sessa Capital IM, L.P., and Sessa Capital IM GP, LLC (collectively “Sessa”), along with defendants John E. Petry, Philip B. Livingston, Lawrence A. Cunningham, Daniel B. Silvers, and Chris D. Wheeler (the “Sessa Candidates”) hereby submit this Reply in Support of their Motion to Dismiss the first amended complaint filed by Plaintiffs Ashford Inc. and Ashford Hospitality Advisors LLC (“Ashford LLC”).

INTRODUCTION

Plaintiffs do not dispute, and have thus effectively conceded, that the Termination Fee is an unenforceable penalty under Texas law. They have consistently hidden the data necessary to calculate the Termination Fee, instead merely alleging that the Termination Fee, “if calculated today, would amount to hundreds of millions of dollars.” (ECF No. 2-20, Am. Compl. ¶ 2) Under the first prong of the Termination Fee formula, the Termination Fee is calculated to be at least Plaintiffs’ yearly Adjusted EBTIDA from providing services to Ashford Prime multiplied by 22. Under the second and third prongs of the formula, the Termination Fee may be much higher. Moreover, Ashford Prime would have to pay the exorbitant fee regardless of whether the Termination Fee is triggered with nine years remaining for the Third Amended Advisory Agreement (“TAAA”) term or a single day. Far from being “a reasonable forecast of just compensation,” the Termination Fee is an illegal penalty, and a blatant one. Phillips v. Phillips, 820 S.W.2d 785, 788 (Tex. 1991). This Court can and should dismiss Plaintiffs’ request for declaratory relief on that basis.

Instead, Plaintiffs argue that their claims survive Defendants’ motion dismiss because they: (1) have not asserted causes of action for violations of Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 (the “Act”), (2) mistakenly asked for a declaratory judgment that the Termination Fee is valid and enforceable, and (3) adequately pleaded claims for tortious interference. (ECF No. 22, Opp’n 11, 12). Each of their arguments is without merit.

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ARGUMENT

I.	The Termination Fee Is an Illegal Penalty

Plaintiffs do not address Defendants’ arguments that the Termination Fee is an illegal and unenforceable penalty under Texas law. They do not dispute that the harm for which the Termination Fee supposedly compensates is not “incapable or difficult of estimation,” and it is not “a reasonable forecast of just compensation.” (ECF No. 17, Br. 13, quoting Phillips, 820 S.W.2d at 788) Nor do they dispute that Ashford Prime must pay the Termination Fee even if it exceeds actual damages and that the Termination Fee is at least equal to 22 times Plaintiffs’ Adjusted EBITDA from services to Ashford Prime (and perhaps more) regardless of whether the Termination Fee is triggered with nine years remaining in the TAAA’s term or one day. (Br. 14-15) Instead, they argue that “[i]nadvertently, references to a declaratory judgment action and a Termination Fee had been carried over and were mistakenly not removed from the prayer of the Amended Petition” and that Defendants are improperly asserting an affirmative defense in their motion to dismiss. (Opp’n 6-7 n.1) Their arguments are without merit.

Plaintiffs seek specific declaratory relief from this Court, including an order that the Termination Fee Provision is unambiguous, valid, and enforceable; and Ashford Inc. has the right and is entitled to the Termination Fee upon a “Change of Control of the Company.” (Am. Compl., Prayer (d)) Plaintiffs argue that the inclusion of this specific request for relief is “inadvertent” and a “scrivener’s error.” (Opp’n 22 n.6; 7-8 n.3) Yet it remains in their amended complaint and Plaintiffs never made any effort to remove it. Furthermore, their argument is belied by their factual allegations. In support of this prayer for relief, Plaintiffs made multiple allegations concerning alleged actions and statements by Defendants that they say question the validity of the Termination Fee. (See Am. Compl. ¶¶ 4, 7, 45, 52) If Defendants had not challenged the validity of the Termination Fee, Plaintiffs likely would have continued to pursue the declaratory relief.

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Plaintiffs also argue that Defendants’ illegality argument is an affirmative defense that cannot be asserted in a motion to dismiss. While illegality of a penalty is an affirmative defense and affirmative defenses are usually not considered on motions to dismiss, a court may still properly dismiss a case on the basis of an affirmative defenses when the Court has all facts necessary to make a decision. See Brownmark Films, LLC v. Comedy Partners, 682 F.3d 687, 690 (7th Cir. 2012). This is such a case. The Termination Fee is set forth in Section 12 of the TAAA, which Plaintiffs attached to their amended complaint as Exhibit 1. The only other factual support that Defendants rely upon in their illegality argument are factual allegations that Plaintiffs made in their amended complaint.

Plaintiffs chose not to dispute Defendants’ substantive arguments. Instead, they asserted meritless non-substantive arguments. This Court can and should declare the Termination Fee an illegal and unenforceable penalty and dismiss Plaintiffs’ claims on that basis.

II.	Plaintiffs Are Asserting Claims for Alleged Violations of Sections 13(d) and 14(a)

Plaintiffs argue that they have not asserted causes of action for violations of Sections 13(d) and 14(a), and that they have instead merely made “innocuous” and “loose” references to Sections 13(d) and 14(a), which are “illustrative of the alleged conduct” supporting their state-law claims. (Opp’n 18-19) Plaintiffs also maintain that they can “prevail on each of their claims without proof of any wrongdoing under federal law.” (Opp’n 19) Each of these positions is wrong.

In their response, Plaintiffs argue that their state-law claims “consist of Defendants repeatedly refusing to abide by Ashford Prime’s Bylaws, attempting to insert themselves into the Advisory Agreement and onto Ashford Prime’s Board of Directors, as well as willfully and intentionally omitting, failing to disclose, and providing misleading public and private statements.” (Opp’n 19-20) Tellingly, Plaintiffs provide no citations to their amended complaint for any of these assertions. An examination of the amended complaint reveals that federal securities law violations are the only alleged actions upon which Plaintiffs are basing their purported tortious interference claims. (See Am. Compl. ¶ 67 (“Defendants tortuously interfered with the Advisory Agreement by intentionally and willfully omitting material facts and failing to disclose information. Defendants’ unlawful omissions and failures to disclose in connection with proxy solicitations, violated disclosure requirements under the Security Exchange Act of 1934.”); Am. Compl. ¶ 73 & n.10 (“the following materials omissions/conduct by Sessa and the Purported Nominees were willful and/or intentional and proximately resulted in damages . . . [t]he omissions described in this list of non-disclosures are unlawful when any person solicits proxies in violation of SEC rules/regulations that specifically require disclosure of omitted information.”); Am. Compl. ¶ 74 (Defendants’ “above-independently unlawful, material omissions and failures to disclose”).)

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In fact, the only “unlawful means” Plaintiffs allege underlie their civil conspiracy claim is “illegal proxy solicitations and failure to disclose all material information under Sections 13(d) and 14(a) of the Act.” (Am. Compl. ¶ 83) Plaintiffs’ allegations of violations of federal securities laws are not “innocuous” or “loose” references or mere illustrations of alleged conduct supporting state law claims. They are the very heart of Plaintiffs’ tortious interference and civil conspiracy allegations.

In addition, Plaintiffs are incorrect that they “can prevail on each of their claims without proof of any wrongdoing under federal law.” To establish a claim for tortious interference with prospective business relations, a plaintiff must establish that “the defendant’s conduct was independently tortious or wrongful.” Wal-Mart Stores, Inc. v. Sturges, 52 S.W.3d 711, 726 (Tex. 2001).

In paragraph 73 of their amended complaint, Plaintiffs allege that “the following material omissions/conduct by Sessa and the Purported Nominees were willful and/or intentional and proximately resulted in damages” and then provide their list of the seven supposed material omissions upon which they base their tortious interference claims. The only way in which they allege these supposed omissions are “independently tortious or wrongful” is as violations of the federal securities laws, specifically Sections 13(d) and 14(a) of the Act. (Am. Compl. ¶¶ 67, 73) As they admit in footnote 10 to paragraph 73 of their amended complaint, these “omissions” are only unlawful if federal securities laws “specifically require disclosure of omitted information” or if Defendants omitted “any material fact necessary in order to make the other statements therein [in Defendants’ proxy statement] not false or misleading.” Plaintiffs cannot maintain their cause of action for tortious interference with prospective business relations without proving that Defendants violated Sections 13(d) and 14(a) of the Act.

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Furthermore, an “actionable civil conspiracy is a combination by ‘two or more persons to accomplish an unlawful purpose or to accomplish a lawful purpose by unlawful means.’” In re Lipsky, 411 S.W.3d 530, 549 (Tex. App. 2013) (citation omitted). The only “unlawful means” Plaintiffs have alleged are “illegal proxy solicitations and failure to disclose all material information under sections 13(d) and 14(a) of the Act.” (Am. Compl. ¶ 83) They must therefore prove that Defendants actually violated Sections 13(d) and 14(a) in order to sustain their civil conspiracy claim.

None of the cases that Plaintiffs cite in support of their positions are like this case, because none involves the assertion of purported causes of action requiring Defendants to prove violations of federal securities laws. See, e.g., Howery v. Allstate Ins. Co., 243 F.3d 912, 918 (5th Cir. 2001) (“Since no federal right is an element of Howery’s state claim, no federal right needs to be interpreted.”).

Furthermore, Ashford I and Ashford II, which are both pending before this Court, concern substantially identical claims of alleged violations of Sections 13(d) and 14(a) of the Act. Notably, decisions in this case and in Ashford I and Ashford II are made by the same individuals; management of Ashford Prime and Plaintiffs are identical, including general counsel, David Brooks, and chief executive officer, Monty Bennett. (713 ECF No. 72, App. 34, Ashford Inc. 13-D dated Sept. 17, 2015 (Bennett); 1566 ECF No. 2-20 at 82-83, Am. Compl. Ex. 1, signature blocks (Brooks)) This fact and the similarity of the claims in this case and in Ashford I and Ashford II suggest extensive coordination among Ashford Prime and Plaintiffs, creating the unmistakable suggestion that this is an elaborate game of forum shopping, in which Plaintiffs seek to pursue substantially the same federal claims in three separate actions.

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III.	Plaintiffs Have Not Alleged Facts Sufficient to Support Tortious Interference Claims

A.	Plaintiffs Do Not Dispute They Have Not Alleged the Existence of a Contract

An actual contract subject to interference is necessary to maintain a tortious interference with business relations claim. Victoria Bank & Trust Co. v. Brady, 811 S.W.2d 931, 939 (Tex. 1991). Plaintiffs do not address any of Defendants’ arguments that they have not alleged the existence of an actual contract subject to interference. (Br. 20-21) They do not dispute that they have no obligations under Section 16 of the TAAA, the portion of the TAAA that underlies their claim. (Br. 21, citing Am. Compl. ¶ 71) They do not dispute that Section 16 merely says that Plaintiffs will consider providing Key Money Investments to Ashford Prime subject to future agreements regarding the form and terms and conditions of the Key Money Investments. (Br. 21, citing Am. Compl., Ex. 1 § 16) And they do not dispute that Section 16 makes no mention of Ashford Inc. acquiring Project Companies, much less any obligation that Ashford Inc. acquire Project Companies. (Id.) The court should dismiss this claim with prejudice.

B.	Plaintiffs Do Not Dispute They Have Not Alleged a Reasonable Probability They Would Have Entered Into a Business Relationship

Plaintiffs must allege that there is a “reasonable probability that [they] would have entered into a business relationship” but that they were prevented from doing so by Defendants’ supposed interference. Anderton v. Cawley, 378 S.W.3d 38, 59 (Tex. App. 2012). Plaintiffs do not address Defendants’ arguments that they have not done so. They do not dispute that they have failed to provide any detail about supposed prospective agreements and they do not allege that those agreements have been discussed, proposed or considered by Ashford Prime. (Br. 24) They do not dispute that their claim is based on the entirely speculative assertion that they “will necessarily and probably enter into” an extension of the TAAA in 2025. (Id., citing Am. Compl. ¶ 76) And they do not dispute that on the contrary, they have alleged that they are “likely to enter” such an agreement despite Defendants’ alleged interference, which is inconsistent with the requirement that Defendants’ supposed interference prevent Plaintiffs from entering into the prospective agreement. (Id.) The court should dismiss this claim with prejudice.

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C.	Plaintiffs Have Not Alleged Interference

Plaintiffs argue they have sufficiently pleaded interference under the applicable standards of Federal Rule of Civil Procedure 8(a)(2), which requires only “a short and plain statement of the claim showing that the pleader is entitled to relief.” (Opp’n 26) But to survive a motion to dismiss, a complaint must contain sufficient factual matter, accepted as true, that “allows the court to draw the reasonable inference that the defendant is liable for the misconduct alleged.” Ashcroft v. Iqbal, 556 U.S. 662, 678 (2009) (quoting Bell Atl. Corp. v. Twombly, 550 U.S. 544, 556, 570 (2007)).

As Defendants’ explained in their opening brief (Brief 17-20), Plaintiffs have not alleged facts that give rise to a reasonable inference of any interference because the sort of attenuated “interference” they allege is insufficient to support Plaintiffs’ purported tortious interference claims. See Concorde Funds, Inc. v. Value Line Inc., No. 04 Civ. 9932 (NRB), 2006 WL 522466, *7 (S.D.N.Y. Mar. 2, 2006) (applying Texas law); see also COC Servs., Ltd. V. CompUSA, Inc., 150 S.W.3d 654 (Tex. App. 2004) (finding a complicated linkage of inferences insufficient to support a claim of tortious interference). Plaintiffs try to distinguish the Concorde Funds case (but not the COC Services case) by arguing that it did not concern tortious interference claims, but rather fraud claims governed by Rule 9(b) pleading standards, and that the court “expressly held that the plaintiff’s claims were not based upon ‘a cause of action for tortious interference when a defendant hinders its performance of a contract, rendering it impossible or more difficult.’” (Opp’n 26-27, emphasis in original). This is highly misleading. Concorde Funds concerned both fraud and tortious interference claims. See Concorde Funds, Inc., 2006 WL 522466, *1 (“Specifically, plaintiff alleges four causes of action: (1) fraud; (2) tortious interference with existing contracts; (3) promissory estoppel; and (4) civil conspiracy.”). And the court dismissed the plaintiff’s tortious interference claim because “the defendants did not in any way hinder performance of the plaintiff’s contracts with its investors;” it did not hold that the case did not concern a tortious interference claim. Id. at *7. Plaintiffs do not otherwise address this argument beyond repeating the same conclusory and tortured allegations of “hindrance” as contained in their amended complaint. (Opp’n 27-28)

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Plaintiffs assert that they have pleaded that Defendants acted with requisite intent by alleging that Defendants’ supposed violations of Sections 13(d) and 14(a) show Defendants “had a conscious desire” to prevent Plaintiffs from obtaining financing in order to provide Key Money Investments. (Opp’n 28, citing Am. Compl. ¶ 78) But they do not address Defendants’ argument that this conclusory allegation does not establish that Defendants intended or believed that their supposed violations of Sections 13(d) and 14(a) would “negatively impact” Plaintiffs’ ability to obtain financing, which is what Plaintiffs must establish in order to plead intent. (Br. 21-22, 24); Southwestern Bell Tel. Co. v. John Carlo Tex., Inc., 843 S.W.2d 470, 472 (Tex. 1992) (citing Restatement (Second) of Torts § 8A (1965)). And they do not address Defendants’ argument that it is implausible that Defendants intended or believed that their supposed violations of Sections 13(d) and 14(a) would depress the stock prices of Ashford Prime and Ashford Inc., particularly as Sessa owned 8.2% of the stock of Ashford Prime. (Br. 18-19).

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Finally, Plaintiffs assert that they do not have to identify the “dozens” of supposed lenders whom they supposedly approached for loans. (Opp’n 29 n.11) This misses the point of Defendants’ argument, which is that Plaintiffs have failed to allege facts sufficient to draw a reasonable inference of interference, such as the identity of the supposedly “dozens” of lenders or that Defendants knew Plaintiffs were approaching them, that Defendants actually contacted them, or that Defendants even knew that Plaintiffs had an agreement to provide Key Money to Ashford Prime. (Br. 20-24) And each of the cases Plaintiffs cite in support of their argument is distinguishable because plaintiffs alleged that defendants had intentional and directly interfering contact with the third parties. See In re Burzynski, 989 F.3d 733, 739 (5th Cir. 1993) (alleging defendants sent letters to named and unnamed insurers for the purposes of interfering with plaintiffs’ prospective relationships with them); Southwest Airlines Co. v. Farechase, Inc., 318 F. Supp. 2d 435, 442 (N.D. Tex. 2004) (alleging defendant interfered with plaintiff’s relationship with prospective customers when prospective customers used defendant’s ticket purchasing technology to purchase plaintiff’s airline tickets); Star Tobacco, Inc. v. Darilek, 298 F. Supp. 2d 436, 449-450 (E.D. Tex. 2003) (alleging counterclaim defendants interfered with counterclaim plaintiffs’ business by slandering them). If anything, these cases demonstrate that Plaintiffs must allege intentional and direct interference, not a highly attenuated and implausible chain of events, to sustain tortious interference claims.

IV.	Plaintiffs’ Miscellaneous Non-Substantive Arguments Are Without Merit

Plaintiffs argue that Defendants have improperly “proffer[ed] the SEC filings contained in their Appendix and referenced in their Motion to Dismiss . . . for the ‘truth of their contents[.]’” (Opp’n 10) But that argument is an odd one for Plaintiffs to make. To start, all of the SEC filings references in Defendants’ motion to dismiss were filed by Plaintiff Ashford Inc. or its affiliates Ashford Prime and Ashford Hospitality Trust. (Br. 3-9) Surely, Plaintiffs do not mean to call into question the truthfulness of their own SEC filings. Even more fundamentally, the referenced SEC filings concern such non-controversial topics as Ashford Prime and Ashford Inc. having both been spun off by Ashford Hospitality Trust, Inc. (Br. 3, citing Ashford Trust’s 2014 10-K), Monty Bennett’s role as the CEO and Chairman of Ashford Prime, Ashford Inc. and Ashford Trust (Id., citing Ashford Inc.’s 13-D dated Sept. 17, 2015), and Bennett’s ownership stakes in Ashford Prime and Ashford Inc. (Id. at 3-4, citing Ashford Prime’s 14-A dated Apr. 17, 2015). Defendants cited those SEC filings in the factual background section of their motion. Defendants’ substantive arguments regarding Plaintiff’s failure to plead their claims as a matter of law simply do not rely on the truthfulness of the statements contained within Plaintiffs’ own SEC filings.1 Indeed, Plaintiffs do not point to one of Defendants’ arguments that impermissibly rely on the cited SEC filings.

1 Defendants’ citation to Ashford Prime’s Feb. 4, 2016, 14-A (Brief 22) for the proposition that Sessa owns 8.2% of Ashford Prime stock was wholly unnecessary given that Plaintiffs themselves have alleged that Sessa owns 8.2% of Ashford Prime. (Am. Compl. ¶ 39) Thus, Defendants point remains unaffected by the citation: it is simply implausible to infer that Sessa would willingly injure itself by depressing the price of Ashford Prime’s shares because Sessa owns nearly 10% of those shares.

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Plaintiffs are also incorrect that the Fifth Circuit has “expressly limited its adoption of a rule regarding the consideration of SEC filings to cases involving securities fraud actions.” (Opp’n 9) In Kopp v. Klein, the Fifth Circuit stated that it “may also consider” SEC filings when during its review of the district court’s dismissal of breach-of-fiduciary, non-securities claims. 722 F.3d 327, 333 (5th Cir. 2013), cert. granted, judgment vacated on other grounds, 134 S. Ct. 2900 (2014) (citing Lovelace v. Software Spectrum Inc., 78 F.3d 1015, 1018 (5th Cir.1996)).

Plaintiffs also repeatedly assert that Defendants’ motion to dismiss is actually a motion for summary judgment. (Opp’n 12, 22 n.7, 25, 29 n.12) Their only support for this assertion is that Defendants referred to materials outside of Plaintiffs’ complaint. While Defendants’ referrals to these materials are proper, for the reasons discussed above, they are unnecessary for Defendants to obtain a dismissal pursuant to Rule 12(b)(6).

CONCLUSION

For the foregoing reasons, Sessa respectfully requests this Court to dismiss Plaintiffs’ amended complaint with prejudice.

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Dated: August 2, 2016	SKIERMONT DERBY LLP

s/ Paul J. Skiermont

Paul J. Skiermont

Texas State Bar No. 24033073

Email: pskiermont@skiermontderby.com

Eliot J. Walker

Texas State Bar No. 24058165

Email: ewalker@skiermontderby.com

Shellie Stephens

Texas State Bar No. 24079398

Email: sstephens@skiermontderby.com

2200 Ross Ave., Suite 4800W

Dallas, Texas 75201

Telephone No.: (214) 978-6600

Facsimile No.: (214) 978-6601

Of Counsel:

BARTLIT BECK HERMAN PALENCHAR & SCOTT LLP

Glen E. Summers (Pro Hac Vice)

Email: glen.summers@bartlit-beck.com

Joseph Doman (Pro Hac Vice)

Email: joe.doman@bartlit-beck.com

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

Telephone No. (303) 592-3100

Facsimile No.: (303) 592-3140

John D. Byars (Pro Hac Vice)

Email: john.byars@bartlit-beck.com

Courthouse Place

54 W. Hubbard St., Suite 300

Chicago, Illinois 60654

Telephone No. (312) 494-4400

Facsimile No.: (312) 494-4440

Attorneys for Sessa Capital (Master), L.P., Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Philip B. Livingston, Lawrence A. Cunningham, Daniel B. Silvers, Chris D. Wheeler

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CERTIFICATE OF SERVICE

On August 2, 2016, I electronically submitted the foregoing document with the clerk of court for the U.S. District Court, Northern District of Texas, using the electronic case filing system of the court. I hereby certify that I have served all counsel and/or pro se parties of record electronically or by another manner authorized by Federal Rule of Civil Procedure 5(b)(2).

s/ Paul J. Skiermont
Paul J. Skiermont

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